EXHIBIT 99.1

Contact:	Mike Kovar
Chief Financial Officer
Fossil, Inc.
(469) 587-3334

Investor Relations:	Allison Malkin
Integrated Corporate Relations
(203) 682-8200

FOSSIL, INC. ANNOUNCES ADOPTION OF STOCK REPURCHASE PLAN UNDER SEC RULE 10B5-1
 AND
 FOSSIL, INC.’S NON-EXECUTIVE CHAIRMAN ANNOUNCES STOCK SALES PLAN UNDER SEC RULE 10B5-1
__________________________________________

Richardson, Texas – June 11, 2008. Fossil, Inc. (FOSL: Nasdaq GS) announced today that it has established a plan under Rules 10b5-1 and 10b-18 of the Securities and Exchange Commission to provide for pre-determined repurchases of the Company's common stock, subject to certain conditions and other contingencies established under the plan.  The plan will allow the Company to repurchase up to 2,000,000 shares of common stock, which represents approximately three percent (3%) of the Company's outstanding shares. Purchases would be made from time to time in the open market and through privately negotiated transactions, subject to general market conditions.  The shares are being repurchased to mitigate the dilutive impact of equity grants during the course of the year under the Company's long-term incentive plans. The repurchase plan will expire on December 1, 2008.  On June 9, 2008, there were 68,263,953 shares of common stock issued and outstanding.

Rule 10b5-1 permits the implementation of a written plan for repurchasing company stock at times when an issuer is not in possession of material, non-public information and allows issuers adopting such plans to repurchase shares on a regular basis, regardless of any subsequent material, non-public information it receives or the price of the stock at the time of the sale.  Rule 10b-18 is a “safe harbor” rule, which allows issuers to repurchase shares of their own stock in the public market, subject to compliance with particular repurchase requirements.

The Company also announced today that its Non-Executive Chairman, Tom Kartsotis, has entered into a plan under Rule 10b5-1 of the Securities and Exchange Commission to provide for pre-determined sales of a portion of his Fossil common stock over the next six months, subject to a limit price of $35.00 per share and other contingencies established under the plan.  The closing price of the Company’s common stock on the NASDAQ Global Select Market on June 10, 2008 was $30.31.

The plan, effective for a term of six months commencing on June 19, 2008, will allow Mr. Kartsotis to sell up to 2,000,000 shares of common stock during the term.  Under the terms of the plan, Mr. Kartsotis will not sell shares of common stock on days when the Company is purchasing shares of common stock in the public market.  The maximum number of shares that may be sold during the term of the plan represents approximately sixteen percent (16%) of Mr. Kartsotis’ current holdings of Fossil common stock and approximately three percent (3%) of the issued and outstanding common stock of the Company.

Mr. Kartsotis adopted the plan in order diversify his assets for personal financial and estate planning purposes with the goal of minimizing any market impact of this diversification by spreading such sales over an extended period of time rather than during the Company’s traditional “window periods” for sales of common stock.

Rule 10b5-1 permits the implementation of a written plan for selling company stock at times when insiders are not in possession of material, non-public information and allows insiders adopting such plans to sell shares on a regular basis, regardless of any subsequent material, non-public information they receive or the price of the stock at the time of the sale.

Safe Harbor

Certain statements contained herein that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are changes in economic trends and financial performance, changes in consumer demands, tastes and fashion trends, lowered levels of consumer spending resulting from a general economic downturn, shifts in market demand resulting in inventory risks, changes in foreign currency rates, and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the year ended January 5, 2008 and its Form 10-Q reports filed with the Securities and Exchange Commission.

About Fossil

Fossil is a global design, marketing and distribution company that specializes in consumer fashion accessories.  The Company's principal offerings include an extensive line of men's and women's fashion watches and jewelry sold under proprietary and licensed brands, handbags, small leather goods, belts, sunglasses, and apparel. In the watch and jewelry product category, the Company's offerings include a diverse portfolio of globally recognized proprietary and licensed brand names under which its products are marketed. The Company's extensive range of accessory products, brands, distribution channels and price points allows it to target style-conscious consumers across a wide age spectrum on a global basis.  The Company's products are sold to department stores, specialty retail stores, and specialty watch and jewelry stores in the U.S. and in over 90 countries worldwide through 23 company-owned foreign sales subsidiaries and a network of approximately 56 independent distributors.  The Company also distributes its products in 250 company owned and operated retail stores and through the Company's e-commerce website at www.fossil.com, where certain product, press release and SEC filing information concerning the Company is also available.